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Filed pursuant to Rule
424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933
Registration Statement No. 333-61386

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 4, 2003)

ADVANSTAR, INC.

15% Series B Senior Discount Notes Due 2011

Recent Developments

        We have attached to this prospectus supplement, and incorporated by reference into it, the Form 8-K Current Report of Advanstar, Inc. containing the press release of Advanstar Communications Inc., our wholly owned subsidiary, dated July 22, 2003.

This prospectus supplement, together with the prospectus, is to be used (1) by Credit Suisse First Boston LLC in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale (in which case Credit Suisse First Boston LLC may act as principal or agent) and (2) by DLJ Investment Partners II, L.P. and the following related funds: DLJ Investment Partners, L.P., DLJIP II Holdings, L.P., or any other selling security holder that may be named in an accompanying prospectus supplement, in connection with sales in over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices. See "Plan of Distribution" in the prospectus.

July 23, 2003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)            July 22, 2003

Advanstar, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-61386 (Commission File Number)	94-3243499 (I.R.S. Employer Identification No.)
545 Boylston Street, Boston, Massachusetts (Address of principal executive offices)		02116 (Zip Code)

Registrant's telephone number, including area code: (617) 267-6500

Item 5.    Other Events

        On July 22, 2003, the registrant's wholly-owned subsidiary, Advanstar Communications Inc., issued the press release attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 7.    Financial Statements and Exhibits

  (c)
  Exhibits

Exhibit No.	Document
99.1	Press release dated July 22, 2003

SIGNATURES

        Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANSTAR, INC.
Date: July 22, 2003	By:	/s/ DAVID W. MONTGOMERY Name: David W. Montgomery Title: Vice President—Finance, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Document
99.1	Press release dated July 22, 2003

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Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR ANNOUNCES COMMENCEMENT OF PRIVATE
PLACEMENT OF $400,000,000 SECOND PRIORITY SENIOR SECURED
NOTES

Boston, MA—July 22, 2003—Advanstar Communications Inc. ("Advanstar") today announced that it had launched a private placement of approximately $400 million aggregate principal amount of second priority senior secured notes. The second priority senior secured notes will be issued in two tranches, one with a floating interest rate maturing in 2008 (and requiring quarterly amortization equal to .25% of the principal amount thereof) and one with a fixed interest rate maturing in 2010, and will be secured by second priority liens on substantially all the collateral securing its credit facility (other than the capital stock of certain of Advanstar's subsidiaries and assets of its parent companies).

Advanstar plans to use the net proceeds from the offering of the second priority senior secured notes to repay and terminate all outstanding term loans and repay all revolving borrowings under its credit facility and to pay related fees and expenses. In connection with the private placement, Advanstar is amending its bank credit facility to permit this offering, eliminate the leverage ratio and amend certain other covenants contained in the credit facility and reduce the revolving loan commitments thereunder from $80 million to $60 million.

The second priority senior secured notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of any offer to buy the second priority senior secured notes.

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SIGNATURES
EXHIBIT INDEX